Exhibit 99.2

FTAC Athena Acquisition Corp. Announces Completion of $250,000,000 Initial Public Offering,
Including Exercise of Over-Allotment Option

PHILADELPHIA, PA, February 25, 2021 (Globe Newswire) – FTAC Athena Acquisition Corp. (NASDAQ:FTAAU) (the “Company”), a blank-check company formed for the purpose of acquiring or merging with one or more technology and financial services technology companies, today announced the completion of its initial public offering of 25,000,000 units at a price of $10.00 per unit, which includes 3,000,000 units issued pursuant to the exercise of the underwriters’ over-allotment option, for gross proceeds to the Company of $250,000,000. The Company's units began trading on the Nasdaq Capital Market under the symbol "FTAAU" on February 23, 2021. Each unit issued in the offering consists of one Class A ordinary share of the Company and one-fourth of one warrant, each whole warrant exercisable for one Class A ordinary share at an exercise price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on NASDAQ under the symbols “FTAA” and “FTAAW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

Cantor Fitzgerald & Co. served as the sole book-running manager for the offering.

A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission on February 22, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus, copies of which may be obtained by contacting Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 5th Floor, New York, New York 10022, email: prospectus@cantor.com. Copies of the registration statement can be accessed for free through the SEC's website at www.sec.gov.

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and prospectus for the offering filed with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contact Information:

Amanda Abrams
amanda@ftspac.com
(215) 701-9693